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                 PURCHASE AND SALE AGREEMENT


	THIS AGREEMENT is made this ___ day of October, 1996 between JERRY WARD and CARS, INC., of Route 7, Box 516, Conroe, Texas, EDWARD LOCKEL, of P.0. Box 19681, Houston Texas 77224, and Jim's TRUCK AND EQUIPMENT, INC., of 3202 Hardrock Road, Grand Prairie, Texas 75050 all of whom are citizens of the United States of America and/or are wholly owned by citizens of the United States, as applicable, (hereinafter jointly and severally, referred to as the "Seller") and CREATIVE GAMING INTERNATIONAL, INC., a New
Jersey corporation, with offices located at 150 Morris Avenue, Springfield, New Jersey 07081 (hereinafter referred to as the "Purchaser").

	WHEREAS, the Seller is the owner of M/V Cone Johnson
(hereinafter sometimes referred to as the "Vessel") which is described as follows:

	BUILT:  1950
	PLACE BUILT:  Galveston, Texas USA
	FLAG: United States of America
	HOME PORT:  Galveston, Texas USA
	OFFICIAL No:  259819
	GROSS/NET TONS:  797/542
	LENGTH/BEAM/DRAFT:  237' 6"/6' '0"/13" 0"
	CLASSIFICATION SOCIETY:  American Bureau of Shipping
						                    AI River Service (AMS) (vessel
                    						is presently out of class)

	WHEREAS, the Seller is desirous of selling M/V Cone Johnson and the Purchaser is desirous of purchasing M/V Cone Johnson;

	IT IS THEREFORE AGREED as follows:

	1.	 PURCHASE PRICE.  The Seller hereby agrees to sell M/Y
Cone Johnson to the Purchaser for the Purchase Price of FOUR
HUNDRED SIXTY FIVE THOUSAND AND 00/100 ($465,000.00) DOLLARS.
The Purchase Price shall be paid as follows:

   a.	$25,000.00 cash presently being
   held in the Goldring & Goldring, P.A.
   Attorney Trust Account, subject to the
   terms and conditions of Term Sheet
   previously executed between Seller and
   Purchaser and this Agreement; and,

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   b.	$440,000.00 in certified or wire
   transferred funds subject to the terms
   of this Agreement.

	2.	PAYMENT.  The Purchase Price shall be paid to the Jim
Jones Attorney Trust Account contemporaneously with the delivery of the Vessel to the Purchaser. The Purchase Price shall, however, be held and remain in escrow until the Vessel has left the waters of the State of Texas; with the Purchaser obligated to remove the Vessel from said waters with all due diligence and dispatch. If, however, the Purchaser is reasonably able to remove the Vessel from said waters, but fails to do so within forty eight (48) hours of the delivery of the Vessel to it, the escrowed funds shall be released to the Seller; provided, however, that the Seller, its agents, employees, representatives and/or principals have done nothing to prevent, hinder or otherwise delay the Purchaser's removal of the Vessel from said waters (including the Seller's failure to remove any and all liens of any kind from the Vessel and/or any claims of such a lien).

	3.	REPRESENTATIONS.  a.  The Seller represents that the
Vessel includes all tackle, apparel. furniture and equipment, bunkers and lubricating oils, wherever same may be, including, but not limited to:

	Two Cooper-Bessemer JS-6-T Diesel Electric
Propulsion Engines
	All generators
	All pumps
	All electrical equipment
	All propellers
	Two magnetic compasses
	Two Raytheon 6410 radars
	Life saving equipment
	Firefighting equipment
	All spares

		b.	The Seller further expressly represents and
warrants that M/Y Cone Johnson was constructed in the United
States of America and that neither its present or any prior ownership is of such character as to jeopardize or prohibit the vessel from operating as a United States documented vessel with coastwise trade endorsement. The Seller shall, in that regard, provide the Purchaser with a complete, current and up-to-date:
Certificate of Documentation and Certificate of Ownership with General Index of Abstract of Title within ten (10) days of the full execution of this Agreement or as soon as possible thereafter; same shall reflect the ultimate title holder of the Vessel such that all interim title holders since the Vessel was owned by the State of Texas (whether they be including within the definition of the Seller herein or not) are reflected on the subject documents.

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	c.	The Seller further represents that:

		   i.	It, and each individual and entity which
is included within the definition of the Seller, has the full power and legal authority to execute and fully perform this Agreement;

   	ii.	It has good and marketable title to the
Vessel;

   	iii.	It has or will obtain permission from
any required authority to sell the vessel;

   	iv.	The Vessel will be sold free and clear
of any and all mortgages, liens, bills, encumbrances or claims whatsoever- (Any such items in relation to M/Y Cone Johnson may be paid off from the proceeds from this sale.);

   		v.	It shall deliver the Vessel and its inventory at the time
of the closing;

    vi.	It shall pay any and all taxes, fees, or other charges assessed against the Vessel or this transaction by any governmental authority prior to or at the closing, shall hold the Purchaser harmless against any claims for same and shall provided proof of the payment of same, upon the request of the Purchaser, no later than ten (10) days after the closing;

     vii.	It shall hold the Purchaser and the Vessel harmless
and defend same against any and all claims incurred prior to, or regarding the period prior to, the closing that may impair or adversely affect the Purchaser's receipt, use and possession of the Vessel, including its good and absolute title thereto, and to indemnify the Purchaser and the Vessel and to assume all costs incident to defending them against any and all such claims, including their reasonable attorneys fees and costs;

			viii.	It shall pay all sales and/or use taxes previously, now or
hereafter imposed or assessed upon the Vessel as a result of this sale, or a prior transfer/sale and/or operations of said Vessel and to indemnify and hold the Purchaser and the Vessel harmless from any obligation to pay any such taxes; and,

 			ix.	It shall not claim any ownership or
possessory interest in the Vessel after the completion of the closing.

		d.	The Seller makes no representations whatsoever as
to the Vessel's quality, condition, seaworthiness, or fitness for any particular purpose except as expressly set forth herein.

  e.	This Paragraph and the representations, warranties and
covenants shall survive the closing.

	4.	SURVEYS AND TRIALS.  a.  The Purchaser shall have the
right to perform whatever tests and inspections it deems necessary or appropriate to determine both the quality of the Vessel, its tackle, apparel, and equipment and its fitness of the Purchaser's specific intended purpose (which generally is as an offshore gaming vessel).

		a.	The Purchaser agrees that the surveyor(s) it
selects shall be employed and/or retained by it and that as a condition of said employment/retention all work performed

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shall be for the its account and not, under any circumstances, for the account of the Vessel or the Seller.

		b.	All trials shall be at the expense of the
Purchaser. The Vessel shall, however, at all times during the sea trial be under the care and control of the owner or owner's captain, or such other qualified person which the Seller may require to be present, who shall accommodate any and all reasonable and customary requests by the Purchaser and/or its agents.

	c.	All inspections and trials shall be completed
within no later than OCTOBER 29, 1996.

			d.	The party making the survey and/or trial shall
indemnify and hold the Seller and the Vessel	harmless from any
and all damages or claims made as a result of same.

			e.	The parties shall fully cooperate with each other
both as to the surveying and trialing of the Vessel.

	5.	ACCEPTANCE OF VESSEL.  If the Purchaser, in its sole
and absolute discretion, deter-mines by OCTOBER 29, 1996 that the Vessel, its tackle, apparel, or equipment is not of the quality it desires or is not fit for its specific intended purpose, the Purchaser shall have the option to terminate the transaction without having any further obligation or liability to Seller. If the Purchaser does not so notify the Seller of its rejection of the Vessel then it shall been deemed to have accepted same.

	b.	If the Purchaser elects to terminate this
transaction on or before OCTOBER 29, 1996 the Purchaser have returned to it the $25,000.00 being held in escrow, this Agreement shall terminate and neither party shall have any further obligation to the other.

	c.	The Purchaser's acceptance or rejection of the
Vessel shall be made in its sole and absolute discretion.

	6.	DELIVERY OF VESSEL.  The Vessel shall be delivered at
the time of the closing, with  all of its	tackle, apparel,
furniture and equipment, bunkers and lubricating oils on board,
at the dock where	it is was located at the time of the
execution of the Term Sheet-, provided however that it shall be safely afloat, fully accessible, and with free, clear and readily navigable access to the open waters of the Gulf of Mexico.

	7.	CLOSING.  The closing shall take place on or before
NOVEMBER 14, 1996 at a time and place to be agreed upon by the parties. The closing shall be deemed completed upon the following having occurred:

	a.	All documents necessary to transfer good and
absolute title to the Vessel have been received by the Purchaser, including, but not necessarily limited to:

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 	i.	Coast Guard Bill of Sale;

	ii.	Original Coast Guard Document, Certificate
of Inspection and Abstract;

	iii.	Quit Claim Bills of Sale from each
individual or entity defined as a Seller herein-, and,

		iv.	Such other documents and things which are
customarily provided by a Seller to a Buyer in such a transaction.

	b.	The Seller's attorney, Jim Jones, Esquire, has
received into his trust account $465,000.00 in certified or wire transferred funds.

	8.	RISK OF LOSS.  Except as otherwise provided for herein
the Seller shall bear all risk of loss or damage to the Vessel, or to any person or property on the Vessel, until the closing.
Any damage to the, Vessel subsequent to the acceptance of the Vessel by the Purchaser shall be repaired by the Seller at the Seller's sole and absolute expense or Seller shall credit
Purchaser against the Purchase Price an amount equal to the cost of the repairs, subject however to the reasonable approval by the Purchaser. If the cost to reasonably repair any such damage exceeds $50,000.00 the Purchaser shall have the right to terminate this Agreement in accordance with Paragraph 5 hereof.
If the Vessel becomes an actual, constructive or compromised total loss before delivery, the monies held in escrow shall be returned to the Buyer and this Agreement shall be terminated without cost to either party.

	9.	DEFAULT.  If either party fails or refuses to perform
in accordance with the terms and conditions	of this Agreement it
shall be liable to the other party for, among other things, all
of the other	party's costs associated with the surveying and
trialing of the Vessel, actual and consequential damages and attorneys fees and costs. The defaulting party shall also indemnify and hold the other party harmless for any and all claims for brokerage commissions, whether actually due and payable or not. Due to the unique characteristics of each of the Vessel which is the subject of this Agreement, the parties hereto agree that they would not be fully compensated by a monetary award and therefore enforcing this Agreement by way of specific performance is an appropriate remedy.

	10.	BROKERAGE.  The parties hereto acknowledge that the
only brokers they have utilized in relation to this transaction are:

			Crozier Fox, of Northrup & Johnson
			Edward Lockel
		Jim's Truck and Equipment, Inc.
		Marcon International

The Seller is solely and exclusively obligated to pay it a commission as is set forth in a separate agreement; same to be paid out of the escrowed funds which are to be held by the Seller's attorney

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after same are released from escrow as set forth herein.  The
Seller indemnifies and holds the Buyer and the Vessel harmless for any commissions which may be due in relation to this transaction. Each party agrees to indemnify and hold the other party harmless for any claims for a commission, fee or other compensation in relation to, or in connection with, this transaction. by any undisclosed broker it utilized, as well as for reasonable attorneys fees and costs.

	11.	NO ASSIGNMENT.  This Agreement may not be assigned
without the express written consent of the other party.

	12.	NOTICES.  All notices required by, or otherwise given
under, this Agreement must be in writing and transmitted to the other party overnight or same day via a nationally recognized courier service such as Federal Express or United Parcel Service and to their respective attorneys as follows:

		As to the Seller:

		Mr. Jerry Ward
		Route 7, Box 516
		Conroe, Texas 77384

		Jim Jones, Esquire
		130 Catalpa
		Lake Jackson, Texas 77566

		As to the Purchaser:

		Peter Jegou, C.E.O.
		Creative Gaming International, Inc.
		150 Morris Avenue
		Springfield, New Jersey 07081

		Eric J. Goldring, Esquire
		Goldring & Goldring, P.A.
		125 Half Mile Road
		Red Bank, New Jersey 07701-6749
		(908) 530-5400

and, simultaneously via facsimile transmission to the respective facsimile numbers noted below:

		Seller: (713) 351-7763
		Seller's Attorney: (409) 265-2304

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		Purchaser: (908) 467-5650
		Purchaser's Attorney: (908) 530-0614

All notices shall be deemed effective upon actual receipt and, as such, confirmation that a notice has been sent via facsimile is not conclusive that the transmission has, in fact, been received or that it has been received in sufficiently legible and complete condition. In the event that a party, or its attorney, does not receive either the written notice and/or the facsimile transmission because it either is not available to accept or receive, or does not accept or receive, same, notice shall be deemed effective upon depositing same with the nationally recognized courier service and a documented attempt to transmit the facsimile copy of same.

	13.	ENTIRE AGREEMENT.  This Agreement embodies the entire
agreement between the parties. Each party agrees that it has not relied upon any representations made to it other than as is set forth in this Agreement and the exhibits attached hereto.

		14.	NO MODIFICATION.  This Agreement may only be modified
in writing signed by each of the parties. No purported oral modification of this Agreement shall be of any force or effect.

	IN WITNESS WHEREOF the parties hereto set their hand and seal on the date first written above.

CREATIVE GAMING INTERNATIONAL, INC., Purchaser


By:_________________                ___________________________
  	Peter Jegou, C.E.O.	             JERRY WARD, Seller


                                  		CARS, INC., Seller


                                   	By:________________________
                                	      Jerry Ward, President


                                   		JIM'S TRUCK AND EQUIPMENT, INC., Seller


                                    	By:__________________________
                                		      James Elmore, President


                                         _______________________
                                       		EDWARD LOCKEL, Seller